Exhibit 10.2
Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

INDUSTRY-UNIVERSITY COOPERATIVE
RESEARCH AGREEMENT

THIS AGREEMENT, effective this 16th day of March 2005, by and between The Pennsylvania State University College of Medicine and The Milton S. Hershey Medical Center (hereinafter referred to collectively as "University") and INNOVIVE Pharmaceuticals, Inc., (hereinafter referred to as "Contractor").

RECITALS:

1.
The research program contemplated by this agreement is of mutual interest and benefit to the University and Contractor, will further the multiple missions of University (instruction, research, and public service including patient care) in a manner consistent with its status as a non-profit, tax-exempt, educational University, and may derive benefits for the Contractor, the University, and society by the advancement of science and human health through discovery;

2.
Contractor has entered into a license agreement with The Penn State Research Foundation, (hereinafter referred to as “License Agreement”, and Contractor has agreed to provide additional funding to University on an annual basis to support the research efforts of Drs. Ian S. Zagon, Patricia J. McLaughlin and Jill P. Smith, employees of University, as Co-Principal Investigators or individually as Principal Investigators;

3.
Contractor has expressed a desire to engage the University to create or further enhance technologies through this funding that will assist in Contractor's development and commercialization of new products and/or processes;

4.
University and employees acknowledge that the terms and conditions as specified in said License Agreement will influence and determine in part the granting of rights to intellectual property and improvements created under this Agreement and such granting of rights to intellectual property will be consistent with License Agreement, with University policy, and with applicable laws and regulations.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth below, the parties hereto agree to the following:

Article 1 -	Definitions

As used herein, the following terms shall have the following meanings:

1.1
"Project"/"Research" shall mean the description of the project as described in Attachment I hereof, under the direction of Drs. Ian S. Zagon, Patricia J. McLaughlin and Jill P. Smith as Co-Principal Investigators or individually as Principal Investigators. Said attachment shall be reviewed at least annually by the parties and amended from time to time upon mutual agreement of the parties.

1.2	"Contract Period" is June 1, 2005 through May 31, 2006. The Contract Period shall be renewed for one year on each June 1 on which the License Agreement is in force.

1.3	“FIELD OF USE”, shall be defined as stated in License Agreement.

1.4	“PATENT RIGHTS” shall be defined as stated in License Agreement.

1.5	“IMPROVEMENTS” shall be defined as stated in License Agreement.

1.6
"New University Intellectual Property" shall mean certain inventions and/or discoveries, other than IMPROVEMENTS, conceived and/or reduced to practice by one or more employees of University in performance of this Project and resulting patents, divisions, continuations, or substitutions of such applications and all reissues thereof.

1.7
"Proprietary Information" means any written information and data marked proprietary or non-written information and data disclosed which is identified at the time of disclosure as proprietary and is reduced to writing and transmitted to the other party within sixty (60) days of such non-written disclosure.

Article 2 -	Research Work

2.1
University shall commence the performance of Project in accordance with the first day of Contract Period and shall use reasonable best efforts to perform such Project substantially in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding, Contractor and University may at any time amend Project by mutual written agreement.

2.2
Contractor may at Contractor’s option and at Contractor’s expense in addition to the Fiscal Considerations provided by Article 4, provide any trial compound or control compound to be used in any clinical trial undertaken as a portion of the Research. University agrees not to make use in a clinical trial of any alternative source for any trial or control compounds provided by Contractor unless required (i) by law, (ii) for the well being of a human subject, or (iii) by obligation to a third party. University shall apprise Contractor of any third party obligation reasonably known to University before the start of any clinical trial sponsored herein. Contractor shall in good faith plan for availability of compounds to properly support clinical trials based upon protocols to be provided in advance by University.

Article 3 -	Reports

The Co- Principal Investigators shall furnish Contractor technical report upon completion of Project and as described in Project statement of work.

Article 4 -	Fiscal Considerations

4.1
It is agreed to and understood by the parties hereto that total costs to Contractor hereunder shall be One Hundred Thousand Dollars ($100,000.00) per annum. Payment for annual costs shall be made by Contractor within 30 days of receipt of invoice to be provided by University not more than 30 days prior to the start of each annual contract period.

4.2	University shall retain title to any equipment purchased with funds provided by Contractor under this Agreement.

Article 5 -	Publicity

Neither party will use the name of the other party, nor of any member of the other party's employees, in any publicity, advertising, or news release without the prior written approval of an authorized representative of that party.

Article 6 -	Publication

6.1
It is the purpose of this Article 6, in conjunction with Article 7 - Confidentiality, to balance the Contractor's need to protect commercially feasible technologies, products, processes and licensed patent rights with the University's responsibility to freely disseminate scientific findings for the advancement of knowledge, and to further the interests of both parties in making therapeutic materials and processes available to the public. University recognizes that the public dissemination of information based upon the research performed under this agreement cannot contain Contractor’s Proprietary Information nor should it jeopardize Contractor's ability to commercialize intellectual property developed hereunder or licensed to Contractor under License Agreement. Further, University acknowledges that commercially sensitive information related to the design or composition of specified products or processes is not of general interest, while its confidentiality may be critical to the commercialization of said products or processes. Similarly, Contractor recognizes that the scientific results of University Research must be publishable and, subject to the confidentiality provisions of this Agreement, may be publicly presented or published.

6.2	University acknowledges that University is bound by Paragraph 6.3 of the License Agreement.

6.3
University agrees not to publish or otherwise disclose Contractor’s Proprietary Information. Contractor agrees that University, subject to review by Contractor, shall have the right to publish results of the Project that are not proprietary to the design or composition of specified products or processes derived from the project. Contractor shall be furnished a copy of any proposed publication or presentation at least 30 days before submission of such proposed publication or presentation. During that time, Contractor shall have the right to review the material for Proprietary Information provided by the Contractor and to assess the patentability of any invention described in the material. If both parties agree that a patent application should be filed, the publication or presentation shall be delayed an additional sixty (60) days or until a patent application is filed, whichever is sooner. At Contractor's request, Proprietary Information provided by Contractor shall be deleted.

Article 7 -	Confidentiality

7.1
During the Contract Period, the parties may be disclosing Proprietary Information to each other. Prior to disclosure by Contractor, Contractor shall notify the investigator identified in Article 13 as the contact for notices as to Technical Matters of its intent to disclose proprietary information; and University Principal Investigator shall have the right to decline receipt of said information. Said Proprietary Information shall be sent only to the Principal Investigators or Co-Principal Investigators but may be shared among them and, as necessary for conduct of the Research, among those under their immediate supervision. Each party agrees to treat Proprietary Information received from the other with the same degree of secrecy with which it treats its own Proprietary Information, but not less than a reasonable amount of secrecy, and further agrees not to disclose without prior written consent from the disclosing party such Proprietary Information to a third party other than the receiving party’s consultants or agents who are bound by the same obligation of confidentiality as the receiving party is bound pursuant to this agreement..

7.2	The foregoing obligations of non-disclosure do not apply to Proprietary Information which the recipient can demonstrate through the production of tangible evidence:

(a)	was known to the recipient prior to the disclosure hereunder;

(b)	was received from a third party not under an obligation of confidence to recipient;

(c)	is in the public domain at the time of disclosure hereunder or subsequently entered the public domain without the fault of the recipient;

(d)
has been independently developed by an employee of recipient that has not had access directly or indirectly to such Proprietary Information, and recipient can substantiate any claim of independent development by written evidence; or

(e)
is required to be disclosed by law, provided, however, the recipient shall give notice to the other party prior to such disclosure so that such other party has the opportunity to pursue equitable relief to prevent or restrict such disclosure..

7.3
Unless otherwise agreed to in writing, neither party shall have any obligation of secrecy under this Agreement after the [*] anniversary of the conclusion of the annual Contract Period in which the disclosure occurs.

Article 8 -	Intellectual Property

8.1
The purpose of Articles 8 and 9 is to balance Contractor's ability to reasonably exploit, with due competitive advantage, the commercial viability of technologies, products, or processes with University's responsibility to ensure the broadest public benefit from the results of University Research. University recognizes that one of the prime reasons Contractor has entered this Research Agreement is an effort to secure, through the creation or enhancement of technologies, a market position with regard to its products or processes. At the same time, Contractor recognizes that University has an obligation to utilize the knowledge and technology generated by University Research in a manner which maximizes societal benefit and economic development and which provides for the education of graduate and undergraduate students.

8.2	All rights and title to New University Intellectual Property shall belong to University and shall be subject to the terms and conditions of this Agreement.

8.3	Copyright to copyrightable materials, including computer software, resulting from the Research funded under this Agreement shall vest in University.

8.4
University will promptly disclose to Contractor in writing any New University Intellectual Property developed during the Research performed hereunder. Such disclosure(s) shall be sufficiently detailed for Contractor to assess the commercial viability of the intellectual property and shall be provided and maintained by Contractor in confidence pursuant to the terms of Article 7.

8.5
For 60 days from first disclosure of any New University Intellectual Property to Contractor, such time period to be extended at University’s discretion, Contractor may direct University to file, prosecute and maintain patent applications on said New University Intellectual Property in the United States and in additional jurisdictions of Contractor’s choosing. Such filing, prosecution and maintenance shall be done using counsel of University’s choosing, with due consideration of Contractor’s comments. Contractor will notify University no later than three (3) months before applicable bar dates, as to any additional countries in which it wishes University to seek patent protection, provided however, that neither party shall have any liability to the other if Contractor should fail to provide such notices on a timely basis. Contractor shall reimburse University for all reasonable costs associated with filing, prosecution, and maintenance of patent applications and patents Contractor has directed University to file. University shall keep Contractor advised as to all developments with respect to application(s) and shall supply copies of all papers received and filed in connection with the prosecution in sufficient time for Contractor to comment. Contractor's comments shall be taken into consideration. Contractor may at any time notify University in writing of its intent to cease reimbursement of costs associated with any or all patent applications, at which time Contractor shall remain obligated to reimburse University for costs incurred through the date University receives said notice and Contractor’s rights and options and University’s obligations with regard to the patent applications and resulting patents shall cease.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Grant of Rights

8.6
Contractor’s license to IMPROVEMENTS are provided by Article 2 of the License Agreement. Nothing in this Cooperative Research Agreement shall be construed to restrict in any fashion Contractor’s license to IMPROVEMENTS as provided in the License Agreement.

8.7	University hereby grants to Contractor a royalty-free nonexclusive license for Contractor’s non-commercial use of New University Intellectual Property for research purposes.

8.8
Subject to Article 2.8 of the License Agreement, University hereby grants to Contractor an exclusive option for a period of [*] days from disclosure under Paragraph 8.4 to negotiate additional license to New University Intellectual Property made in the performance of the research Project. Said license shall be non-exclusive or exclusive (to the extent the University is free to do so) within the Contractor's field of commercial interest. Terms and conditions of said license, including specification of Contractor’s field of use, sublicensing rights, and royalties, are to be negotiated in good faith and agreed upon between University and Contractor. Contractor shall have upon exercise of Contractor’s option [*] days to negotiate a license, which period can be extended by mutual agreement. In the event the parties fail to reach a mutually acceptable license agreement within the above specified negotiation period, University shall be entitled to negotiate in good faith with one or more third parties a license under any New University Intellectual Property.

8.9
University reserves, and shall reserve in any license anticipated hereunder, the right to use New University Intellectual Property for its own research and educational purposes. University further reserves, and shall reserve in any license anticipated hereunder, the right on behalf of all nonprofit entities to use for their own research and educational purposes only any research tools embodied in New University Intellectual Property.

8.10
University hereby grants to Contractor a royalty-free license for Contractor’s non-commercial use of materials to which University owns copyright, including computer software, resulting from the Research funded under this Agreement. University shall grant Contractor an option to license any such material(s) it wishes to develop for commercial purposes on reasonable terms and conditions, including a reasonable royalty, as the parties agree in a subsequent writing.

8.11
Contractor understands that University must comply with the provisions of the Bayh-Dole Act. To the extent that government's approval may be deemed necessary to transfer license rights hereunder to Contractor, Contractor shall provide whatever reasonable assistance is required, and will reimburse University for all external costs associated therewith.

Article 9 -	Termination

9.1	University may terminate this Agreement upon ninety (90) days’ prior written notice to Contractor.

9.2
In the event that the either party hereto shall commit any material breach of or default in any terms or conditions of this Agreement, and also shall fail to reasonably remedy such default or breach within sixty (60) days after receipt of written notice thereof, the non-breaching party may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect. Termination shall be effective as of the day of the receipt of such notice.

9.3
Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement, including rights and obligations of the parties under the License Agreement, except insofar as Contractor's breach of contract for failure to make payments under Article 4 shall cause Contractor to forfeit its rights under Article 9 of this Agreement. The rights and obligations of Article 7 of this Agreement shall survive termination.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 10 -	Independent Contractor

10.1	In the performance of all services hereunder, University shall be deemed to be and shall be an independent contractor.

10.2
Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

Article 11 -	Indemnity

Each party assumes all risks of personal injury, bodily injury including death, and property damage caused by the negligent acts or omissions of that party. Except as provided above, Contractor shall fully indemnify and hold harmless University against all claims arising out of Contractor's use, commercialization, or distribution of information, materials or products which result in whole or in part from the research performed pursuant to this Agreement. Contractor will hold University harmless from any claims arising from third party claims that the work performed hereunder infringes third party intellectual property rights. University has no knowledge of any such claims.

Article 12 -	Notices

Notices, invoices, communications, and payments hereunder shall be deemed made if given by overnight courier or by registered or certified envelope, post prepaid, and addressed to the party to receive such notice, invoice or communication at the address given below or such other address as may hereafter be designated by notice in writing:

If to Contractor:	Steven Kelly
	President and Chief Executive Officer	Phone: 212-554-4381
	787 Seventh Avenue, 48th Floor	Fax: 212-554-4490
	New York, NY 10019	E-mail: skelly@innovivepharma.com

If to University:	Kathryn Kaylor, M.P.A.
	Director, Office of Research Affairs	Phone: 717-531-8495
	The Pennsylvania State University	Fax: 717-531-5352
	500 University Drive H138	E-mail: ora@hmc.psu.edu
Hershey, PA 17033

If Payment Matters:	Research Accounting	Phone: 814-865-7525
	The Pennsylvania State University	Fax: 814-865-3910
	313 Rider Building	E-mail: Res-Acct@psu.edu
120 South Burrowes Street
University Park, PA 16801

If Technical Issue:
PI	Ian S. Zagon, Ph.D.
Title	Professor of Neuroscience
Campus Address	500 University Drive
City/State/Zip	Hershey, PA 17033

Notice given pursuant to this Article shall be effective as of the day of receipt of notice.

Article 13 -	Governing Law

This Agreement shall be governed and construed in accordance with laws of the Commonwealth of Pennsylvania.

Article 14 -	Dispute resolution

Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Centre County Court of Common Pleas or in the United States District Court for the Middle District of Pennsylvania, to whose jurisdiction for such purposes University and Contractor each hereby irrevocably consents and submits.

Article 15 -	General Provisions

15.1	Non-assignability -- The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.

15.2	Severability -- If any provision hereof is held unenforceable or void, the remaining provisions shall be enforced in accordance with their terms.

15.3
Entire Agreement -- This Agreement and the License Agreement contain the entire and only agreement between the parties respecting the subject matter hereof and supersedes or cancels all previous negotiations, agreements, commitments and writings between the parties on the subject of this Agreement and the License Agreement. Should processing of this agreement require issuance of a purchase order or other contractual document, all terms and conditions of said document are hereby deleted in entirety. This Agreement may not be amended in any manner except by an instrument in writing signed by the duly authorized representatives of each of the parties hereto. It is expressly agreed that if there is any inconsistency between this Agreement and the License Agreement, the terms of the License Agreement shall be controlling and supersede the terms of this Agreement.

15.4
Export Control Regulations -- Contractor agrees that it shall comply with all applicable export control regulations of the United States of America. Contractor shall be responsible for obtaining all information regarding such regulations that is necessary for Contractor to comply with such regulations.

IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate as of the day and year first above written.
By An Authorized Official of University	By An Authorized Official of Contractor

/s/ Vincent A. Falvo	/s/ Steven Kelly

Name: Vincent A. Falvo	Name: Steven Kelly

Title: Associate Controller	Title: President and CEO

Date: 3/16/05	Date: 3/15/05

THE MILTON S. HERSHEY MEDICAL CENTER

BY: /s/ Kevin J. Haley

NAME: Kevin J. Haley, Interim

TITLE: Chief Financial Officer

DATE: 3/16/05

ATTACHMENT I

Project Description

Research relating to therapeutic use of opioid growth factor (OGF), to be defined in a revision of this Attachment I to be mutually determined by the parties on or before June 1, 2005.